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                                                                      EXHIBIT 99


                                                         PR NEWSWIRE INVESTORFAX


            JP Foodservice Inc. Announces Completion of Acquisition
                       of Arrow Paper Supply and Food Co.

         COLUMBIA, Md., Sept. 3 /PRNewswire/ -- JP Foodservice, Inc. ("JP")(Nasdaq: JPFS) today announced that it has closed on its purchase of Arrow Paper Supply and Food Co. ("Arrow"). Arrow, based in Norwich, Connecticut, is a broadline foodservice distributor serving the New England, New York, New Jersey and Pennsylvania markets. Arrow distributes over 6,000 products to a diverse customer base. Arrow achieved net sales of $74.6 million in its fiscal year ended December 29, 1995 and has reported average revenue growth in excess of 15% over the last three years. In November 1995, Arrow was awarded a contract from the State of Connecticut that is expected to generate $18 million of annual revenues. On July 17, 1996, JP announced that it had entered into a definitive agreement to purchase Arrow.

         In discussing the proposed acquisition, Jim Miller, Chairman, President and Chief Executive Officer of JP Foodservice, said: "We are very enthusiastic about the addition of Arrow into JP's existing distribution network. The completion of this transaction increases JP's presence in the New England marketplace, as well as positions the Company for further expansion into southern Connecticut, Westchester County and New York City.

         Steve Daren, President of Arrow, who will continue with JP as President of the newly acquired branch, similarly observed, "We are excited about joining industry leader JP, and believe that the combined companies will enable us to enhance Arrow's premier position in our markets."

         JP is a leading distributor of food and related products to restaurants and other institutional foodservice establishments in the Mid-Atlantic, Midwestern and Northeastern regions of the United States. JP has also recently announced expansion into the Las Vegas, Nevada market with its recently completed acquisition of Valley Industries, Inc. JP markets and distributes approximately 28,000 national, private label and signature brand items to over 23,000 foodservice customers, including restaurants, hotels, healthcare facilities, cafeterias and schools and employs over 2,500 foodservice professionals. JP's diverse customer base encompasses both independent and chain businesses, including Perkins Family Restaurants, Subway, Compass Group and Ruby Tuesday.

SOURCE   JP Foodservice, Inc.
    -0-                                09/03/96
    /CONTACT: Lewis Hay, III, chief financial officer of JP Foodservice, 410-312-7100/
    (JPFS)